                                 LICENSE AGREEMENT

                                 by and between
                       FONIX/ASI CORPORATION ("LICENSOR")
                                       and
              LERNOUT & HAUSPIE SPEECH PRODUCTS, N.V. ("LICENSEE")


Effective Date:            May 19, 1999

LICENSOR Corporate Name:            Fonix/ASI Corporation
Incorporated under the Laws of:     State of Utah
Address:                            1225 Eagle Gate Tower,
                                    60 East South Temple Street
                                    Salt Lake City, Utah 84111
Attention:                          Thomas A. Murdock, President
Phone:                              (801) 328-8700           Fax: (801) 328-8778


LICENSOR Notices Address:           Same as above.

LICENSEE Name:                      Lernout & Hauspie Speech Products N.V.
Incorporated under the Laws of:     Belgium
Address:                            Flanders Language Valley 50
                                    B-8900 Ieper - Belgium
Phone:                              +32.57.22.88.88.       Fax: +32.57.20.84.89.

LICENSEE Notices Address:           Same as above, Attn. Legal Department

                                    AND COPY TO:

                                    Lernout & Hauspie Speech Products USA, Inc.
                                    52 Third Avenue, Burlington, MA 01803
Attention:                          Contracts Manager
Phone:                              (781) 203-5000           Fax: (781) 238-0987





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THIS  AGREEMENT IS GOVERNED BY THE ATTACHED TERMS AND  CONDITIONS.  LICENSEE AND
LICENSOR ACKNOWLEDGE THAT THEY HAVE READ AND AGREE TO BE BOUND BY THE ATTACHED TERMS AND CONDITIONS. IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN DULY EXECUTED BY THE PARTIES HERETO, AS OF THE EFFECTIVE DATE.

LICENSEE:                                   LICENSOR:

LERNOUT & HAUSPIE SPEECH                    FONIX/ASI CORPORATION
PRODUCTS N.V.

By:                                         By:

Name:    Gaston Bastiaens                   Name: Thomas A. Murdock

Title:   President and Chief Executive      Title:   President
           Officer

Whereas, LICENSOR and LICENSEE have negotiated an Asset Purchase Agreement (the "Asset Purchase Agreement"),

Whereas, LICENSEE desires to license LICENSOR's technology and software as of the Effective Date of this Agreement,

Whereas, LICENSOR is willing to grant such license on its technology and software as of the Effective Date,

IT HAS BEEN AGREED AS FOLLOWS:


ARTICLE I:  DEFINITIONS

The following terms shall have the meanings ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.1. "Corrections" shall mean changes made in the Development Software and/or Documentation by LICENSOR to correct errors or defects in the Development Software and/or Documentation.

1.2. "Designated Application" shall mean all existing and future application(s) made and all existing and future services provided by LICENSEE as identified in Addendum B and the Amendments to this Agreement.

1.3. "Development Software" shall mean all existing and future software of LICENSOR or other items listed in Addendum A, in source code, object code, and linguistic tools, API's and technical interface to source code as outlined in Addendum A, to be adapted to work with the Designated Application; Documentation, which is customarily provided by LICENSOR as a part of the software or other items listed in Addendum A; and all Corrections. This shall include any enhancements or upgrades of the software or other items listed in Addendum A.

1.4. "Documentation" shall mean those visually-readable materials, in English, developed by or for LICENSOR for use in connection with the Development Software. Documentation includes operating instructions, input information and format specifications.


1.5.   "End User" shall mean the customers of LICENSEE or of Third Parties,  who


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       will only be granted the right to use the Run-Time Software in connection with the Designated Application.

1.6. "Run-Time Software" shall mean an object code/executable copy of software derived from the Development Software (or any portion thereof) which is integrated by LICENSEE within the Designated Application and executable only in association with the Designated Application.

1.7. "Third Party" shall include original equipment manufacturers, system houses, value added resellers and other such entities engaged in doing business with LICENSEE, and who acquire the Designated Application, incorporating the Run-Time Software, for distribution purposes only.


ARTICLE II:  GRANT OF SOFTWARE LICENSE

2.1. Subject to all applicable terms and conditions hereof, LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a world-wide, perpetual, non-exclusive, non-transferable (except as described in
       Article 14.9) license to:

       a) use, copy and modify the Development Software in connection with LICENSEE's development, distribution and provision of technical support for Designated Applications incorporating Run-Time Software;

       b) make Run-Time Software copies based on the Development Software with the purpose to incorporate into the Designated Application;

       c) distribute to End Users directly or through Third Parties, copies of the Run-Time Software incorporated into the Designated Application; each copy of the Run-Time Software shall be distributed pursuant to and together with an end user license agreement, in a form reasonably acceptable to LICENSOR, which shall contain standard software licensing provisions, and which may be in on-line or in written form; and

       d) incorporate all or part of the Documentation into LICENSEE's Designated Application documentation, provided LICENSEE properly incorporates and references LICENSOR's trademarks and copyrights in the documentation.

2.2. All distributions by Third Parties in accordance with Article 2.1.c shall be pursuant to written agreements that incorporate applicable terms and conditions hereof, including appropriate methods of calculation, reporting and payment of applicable royalties (as described in Article III hereof).

2.3.   It is furthermore  expressly  agreed that the only right granted to Third
       Parties  is  the  right  to   distribute   the   Designated   Application
       incorporating the Run-Time Software.

2.4. LICENSOR hereby grants to LICENSEE a nonexclusive, non-transferable, royalty-free license to use and to authorize Third Parties to use, in those ways in which LICENSOR uses the Licensed Marks, the following
       trademarks   associated  with  the  Run-Time  Software:   PowerScribe,
       PowerScribe Radiology, PowerScribe for Radiology, PowerScribe EM, PowerScribe for Emergency Medicine, PowerCare, and the ASI logo (the "Licensed Marks"). LICENSEE shall comply with LICENSOR policies and guidelines for use of its Licensed Marks, as they may be revised and issued from time to time, and shall comply with proper legal standards. LICENSEE acknowledges that as between the parties, LICENSOR shall own all interest in the Licensed Marks and all valid trademark registrations throughout the world which are obtained in LICENSOR's name. LICENSEE agrees not to attack the validity of the Licensed Marks or LICENSOR's title thereto. All goodwill accrued through use of the Licensed Marks by LICENSEE and its Distributors shall inure to the benefit of LICENSOR. LICENSEE acknowledges that nothing in this Agreement shall give LICENSEE any right, title or interest in the Licensed Marks other than the right to use the Licensed Marks in


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       accordance with this Agreement.

2.4.1. LICENSEE acknowledges that the good will and value of the Licensed Marks may be adversely affected unless the Software meets the compatibility and quality standards of LICENSOR. LICENSOR shall have the right from time to time during the term of this Agreement to review any manufacturing facility used by LICENSEE to produce goods hereunder and to determine, in its reasonable discretion, whether the quality of goods produced by LICENSEE are so adequate; such review may occur from time to time upon reasonable notice and during regular business hours. If the Run-Time Software reproduced and distributed by LICENSEE fails at any time to meet LICENSOR's standards, LICENSOR may notify LICENSEE in writing and LICENSEE shall promptly cure the sub-standard quality and/or compatibility.

2.4.2. LICENSEE shall give LICENSOR at least 60 days prior written notice of LICENSEE's intent to distribute the Run-Time Software in any country other than the U.S. If LICENSOR determines that registration of a Licensed Mark or filing or recording of a license or a registered user agreement is required or advisable, the parties shall cooperate in preparing and executing all necessary documents. Registration of any LICENSOR trademark shall be in LICENSOR's name and at its expense. LICENSEE shall pay all costs of filing or recording of a license or registered user agreement.

2.5. LICENSOR grants LICENSEE a license under all present or future patent rights held by LICENSOR that would be infringed upon the use of the Development Software or Run-Time Software as contemplated by this Agreement.

ARTICLE III: ROYALTIES/PAYMENTS

3.1.   Royalties
       In consideration for the rights granted under Article II, except as provided in Article VI hereof, LICENSEE shall make royalty payments to LICENSOR for the Run-Time Software, pursuant to Addendum C.

3.2.   Other Fees
       Any training provided by LICENSOR under this Agreement will be invoiced at the end of each month in which said services are provided at the then current fees. Unless otherwise provided in writing, all invoices are payable within thirty (30) days after invoice date.

ARTICLE IV:  WARRANTY

4.1. LICENSOR warrants that it has the right to grant the licenses contained in this Agreement.

4.2. LICENSOR warrants that the Development Software will perform in accordance with the specifications as mentioned in the Documentation. LICENSOR agrees that if any material deviations from the Documentation exist, LICENSOR shall use commercially reasonable and diligent efforts to eliminate promptly any deviations reported to it by LICENSEE in writing. This warranty for a given item of the Development Software shall expire twelve (12) months after the supply of such item to LICENSEE (the "Warranty Period").

4.3. LICENSOR warrants and represents that the Development Software and Run-Time Software is capable of processing, recording, storing and presenting data containing four-digit years in substantially the same manner and with substantially the same functionality as it performed before January 1, 2000. In the event of breach of this warranty, LICENSOR shall use reasonable efforts to correct or provide a work around for reproducible errors what cause this breach of warranty. If LICENSOR is unable to make the Development Software and Run-Time Software operate as warranted herein within a reasonable period of time, LICENSEE shall be


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       entitled to recover all royalties paid under this Agreement.

4.4. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES, AND LICENSEE RECEIVES, NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE DEVELOPMENT SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS. LICENSEE ACKNOWLEDGES THAT LICENSOR HAS MADE NO REPRESENTATIONS REGARDING WARRANTY OR LIABILITY OTHER THAN AS STATED IN THIS AGREEMENT. LICENSEE is not authorized to make any warranty commitment on LICENSOR's behalf to any end user or other third party, whether written or oral, other than those provided or approved by an authorized representative of LICENSOR.


ARTICLE V:  SUPPORT

5.1. During the term of the Warranty Period as defined above in Article IV, LICENSOR shall, upon request of LICENSEE, provide the following support to LICENSEE, free of charge:

       a)  Telephone Support
           LICENSOR shall provide telephone consulting services to LICENSEE's designated personnel to assist such personnel in resolving problems, obtaining clarification relative to the Development Software and Documentation and providing assistance regarding suspected defects or errors in the Development Software or Documentation. Said services shall be provided during normal business hours (Eastern Time), Mondays through Fridays (excluding US legal holidays). The names, telephone, fax numbers of LICENSOR's support personnel, as well as a list of the current holidays, are specified in Addendum D.

       b)  Written Support
           LICENSOR agrees to diligently work for the resolution of defects and errors in the Development Software and/or Documentation.

       c)Corrections
           LICENSOR shall keep LICENSEE advised of the status of all Corrections done by LICENSOR for the Development Software and Documentation during the term of the support. At the request of LICENSEE, LICENSOR shall provide one (1) copy of the current release of the Development Software incorporating such Corrections.

       d)  Training
           Training can be given to LICENSEE by LICENSOR as an additional service which will be invoiced at the applicable training fees.

5.2. After the term of the Warranty Period, LICENSEE may purchase additional support and training from LICENSOR by entering into a maintenance and support agreement.

5.3. LICENSEE shall be responsible for first-line customer support for the Run-Time Software as contained in the Designated Application. LICENSEE shall provide, to end users who receive copies of the Run-Time Software through LICENSEE, telephonic advice by knowledgeable personnel on installation, operation and other questions with respect to the Run-Time Software and the Designated Application.

ARTICLE VI:  TERM

6.1.   The Term of this  Agreement  shall  commence on the Effective Date herein


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       and shall  continue for a period of twenty (20) years,  unless  otherwise terminated  by LICENSEE or unless  terminated  or canceled as provided in
       Article 6.2 or 6.5.

6.2. This Agreement may be terminated for cause, as follows:

       a) by LICENSOR, if LICENSEE fails to make timely payments or provide royalty reports as required hereunder, and any such failure is not remedied within thirty (30) days after receipt of written notice from LICENSOR;

       b) by LICENSOR, if LICENSEE expressly or impliedly repudiates this license by refusing to observe the restricted use or confidentiality requirements as mentioned in this Agreement, or otherwise commits a material breach of this Agreement, and any such failure is not remedied within thirty (30) days after receipt of written notice; or

       c) by either party, if a party ceases its business activities as a result of bankruptcy, dissolution, liquidation, or other causes, the other party may immediately terminate this Agreement by providing written notice to that party.

6.3. Any termination or cancellation of this Agreement shall not terminate or affect sublicenses previously and properly granted to End Users and Third Parties, who have purchased sublicenses.

6.4. No termination or cancellation of this Agreement shall affect the obligation of LICENSEE to collect and distribute to LICENSOR all payments, which have become or will be due from Third Parties and End Users and any other payments which have become due hereunder.

6.5. Should LICENSOR and LICENSEE effect the Closing, as defined in the Asset Purchase Agreement, all licenses granted under this License Agreement shall terminate, except as provided under Article 6.3 hereof. Should LICENSOR and LICENSEE not effect Closing, this License Agreement shall remain fully in force, subject to the following terms:

       a) Breach by Seller (LICENSOR) In the event of the termination of the Asset Purchase Agreement under conditions that require the Seller to pay the Buyer Documented Expenses pursuant to Section 9.5(b) of the Asset Purchase Agreement, then (1) LICENSOR grants LICENSEE a perpetual, non-exclusive license in accordance with Articles 2.1, 2.2, 2.3 and 2.5 hereof for LICENSOR's software as specified in Addendum E, effective upon the termination of the Asset Purchase Agreement, and subject to all terms of this Agreement, including royalty payments to LICENSOR pursuant to Addendum F; and (2) LICENSEE shall owe no royalties under Article 3.1 and Addendum F of this Agreement for distribution of royalty-bearing copies up to an aggregate sum of five million U.S. dollars ($5,000,000) effective commencing with the termination of the Asset Purchase Agreement. Subsequent royalty payments shall continue thereafter under
       Article 3.1 and Addendum F of this Agreement.

       Notwithstanding the foregoing, in the event that on or before the date on which the outstanding principal balance under each of (a) Promissory Note executed by Fonix Corporation and Fonix/ASI Corporation dated as of April 22, 1999, as amended pursuant to Amendment to Promissory Note dated May 12, 1999, in the principal amount of one million one hundred thousand U.S. dollars ($1,100,000) (the "April 22 Note"), and (b) Promissory Note executed by Fonix/ASI Corporation dated as of May 19, 1999, as amended, in the original principal amount of four million nine hundred thousand U.S. dollars ($4,900,000) (the "May 19 Note") becomes due and payable, LICENSOR pays LICENSEE the following: (1) all amounts including without limitation, all principal, interest, fees, and charges due under the April 22 Note and the May 19 Note; (2) all Buyer Documented Expenses pursuant to Section 9.5(b) of the Asset Purchase Agreement; and (3) an additional license agreement termination fee of five million U.S. dollars ($5,000,000), then all licenses granted under this License Agreement shall terminate, except as provided in Article 6.3 hereof.


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       b) Breach by Buyer  (LICENSEE)  In the  event of the  termination  of the
       Asset Purchase Agreement under conditions that require the Buyer to pay the Seller Documented Expenses pursuant to Section 9.5(c) of the Asset
       Purchase  Agreement,   then  all  licenses  granted  under  this  License
       Agreement shall terminate, except as provided under Article 6.3 hereof.

       c) Mutual Agreement or Court Order If the Buyer and Seller mutually agree to terminate the Asset Purchase Agreement, or either party terminates under conditions pursuant to Section 9.1(b) of the Asset Purchase Agreement, then this agreement shall remain in full force and effect and LICENSEE shall owe royalties under Article 3.1 of this License Agreement.

ARTICLE VII:  INDEMNITY

7.1. LICENSOR shall indemnify and defend LICENSEE and Third Parties against any claim that the Development Software or Run-Time Software infringes any third party patent, copyright, trademark, trade secret or other intellectual property right when used in accordance with the terms of this Agreement, provided however that LICENSEE shall give LICENSOR prompt notice of any such claim and shall give information, reasonable assistance and authority to defend or settle the claim. LICENSOR shall have the right, at its option, either to obtain for
       LICENSEE the right to continue using the Development Software and Run-Time Software, substitute other software with equivalent functional capabilities, or modify the Development Software and Run-Time Software so that it is no longer infringing while retaining equivalent functions. LICENSOR shall have no liability for infringement based on (A) use of other than the current release of the Development Software or Run-Time Software, (B) modification of the Development Software or Run-Time Software by any party other than LICENSOR, or (C) the combination or use of the Development Software or Run-Time Software with the Designated Application or any other software, equipment, product or process not furnished or approved (which approval will not be unreasonably withheld or delayed) by
       LICENSOR to the extent such combination or use relates to such infringement. IN NO EVENT SHALL LICENSOR'S LIABILITY WITH REGARD TO THIRD PARTY PATENT INFRINGEMENT UNDER THIS SECTION EXCEED THE GREATER OF (1) LICENSEE'S REASONABLE LEGAL FEES, PLUS: THE AGGREGATE SUM OF ROYALTIES PAID TO LICENSOR UNDER ARTICLE 3.1 (IF THE PATENT INFRINGEMENT RELATES TO DEVELOPMENT SOFTWARE AND RUN-TIME SOFTWARE UNDER ADDENDUM A), OR UNDER ADDENDUM F (IF THE PATENT INFRINGEMENT RELATES TO DEVELOPMENT SOFTWARE AND RUN-TIME SOFTWARE UNDER ADDENDUM
       E) OR (2) FIVE MILLION U.S. DOLLARS ($5,000,000).

7.2. Except as provided above, LICENSOR shall have no liability to LICENSEE, Third Parties and End Users in the event infringement of any intellectual property right arises from components of a Designated Application which are not derived directly from the Development Software or Run-Time Software operating on the Designated Application.

7.3.   Except to the extent  LICENSOR is  responsible  for a claim under Section
       7.1 above, LICENSEE shall indemnify and defend LICENSOR from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees) arising out of or in connection with LICENSEE's use, reproduction, marketing, distribution or sublicensing of the Development Software or Run-Time Software, to the extent that such claim or liability arose from LICENSEE's breach of this Agreement.

ARTICLE VIII:  LIABILITY

8.1.   Limitation on Damages

       IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSS OF OR DAMAGE TO REVENUES, PROFITS OR GOODWILL OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR


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       CONSEQUENTIAL  DAMAGES OF ANY KIND,  RESULTING  FROM ITS  PERFORMANCE  OR
       FAILURE TO PERFORM PURSUANT TO THE TERMS OF THIS AGREEMENT OR ANY OF THE ATTACHMENTS HERETO, OR RESULTING FROM THE FURNISHING, PERFORMANCE, OR USE OR LOSS OF USE OF ANY DEVELOPMENT SOFTWARE, RUN-TIME SOFTWARE OR OTHER MATERIALS DELIVERED TO LICENSEE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF DATA OR INTERRUPTION OF BUSINESS, WHETHER RESULTING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR ANY OTHER CAUSE (INCLUDING NEGLIGENCE), EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


ARTICLE IX:  CONFIDENTIAL INFORMATION

9.1.   "Confidential   Information"  shall  mean  (a) all  source  code  for the
       Development  Software;   (b)  any  information  conveyed  in  written,
       graphic, machine-readable or other tangible form, provided that such information is conspicuously marked and/or considered by a party as confidential or proprietary; or (c) any information conveyed orally where such information is designated as confidential or proprietary at the time of such oral disclosure, and confirmed in writing within thirty (30) days. Notwithstanding the above, information shall not be deemed Confidential Information to the extent that it (i) was generally known and available in the public domain at the time it was disclosed or subsequently becomes generally known and available in the public domain through no fault of the recipient; (ii) was known to the recipient at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the recipient without any use of the Confidential Information of the disclosing party, as evidenced by contemporaneous written documentation; or (v) becomes known to the recipient from a source other than the disclosing party without breach of this Agreement. The obligation not to use or disclose said Confidential Information will remain in effect until one of these exceptions occurs.

9.2. Both parties agree not to disclose any trade secrets or Confidential Information transferred to it by the other party or by third parties which are identified in writing and/or are considered by a party as confidential. Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information, but not less than a reasonable degree of care. Neither party will use the other's Confidential Information for purposes other than necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights is granted in any Confidential Information.

9.3. Since unauthorized transfer of one party's Confidential Information may substantially diminish their value and injure that party in ways that cannot be remedied fully by money, the other party's breach of these
       Article IX obligations will entitle first party to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

9.4. Both parties agree that the terms and conditions, and this Agreement itself shall be considered as Confidential Information, except as expressly otherwise stated in this Agreement.


ARTICLE X:  RESTRICTED USE


10.1. LICENSEE shall not distribute or have distributed the Development Software as such, nor shall LICENSEE distribute or have distributed any Run-Time Software in connection with or on any application other than the Designated Application.

10.2.  LICENSEE  acknowledges  that  unauthorized  reproduction  or  use  of the


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       Development Software and/or Run-Time Software as provided in this Article
       X is a breach of a material obligation of this Agreement and is subject to any available remedies for such breach.


ARTICLE XI:  TITLE AND RIGHTS TO SOFTWARE AND MODIFICATIONS


11.1. The grant of license and distribution rights by LICENSOR to LICENSEE under Article II hereof is LICENSEE's only right to the Development Software and the Run-Time Software. Title, interests and rights to the Development Software, the Run-Time Software, and Documentation in all language versions delivered or to be delivered hereunder shall always remain in LICENSOR. Furthermore, the grant of such license shall not restrict licensing by LICENSOR in any manner.

11.2. LICENSEE shall grant to LICENSOR a non-exclusive, non-transferable, royalty-free, perpetual license for the right to make, use, sell, and sublicense end users to use, technology which is the subject of any patents obtained by LICENSEE for derivative works or improvements made by LICENSEE to the Development Software and the Run-Time Software.


ARTICLE XII:  TAXES


12.1. The Run-Time Software licensed hereunder is intended principally for use by End Users and therefore should be exempt from sales, use, excise and other similar taxes. However, if such tax, or any import duty, or export duty, should be imposed on LICENSOR, LICENSEE shall either bear such tax or duty by a direct payment to the taxing authority or shall reimburse LICENSOR for such tax or duty paid by LICENSOR.

ARTICLE XIII: MOST FAVORED NATIONS


13.1. In the event that LICENSOR provides royalty pricing with terms and conditions similar to this Agreement to any other person or party more favorable than these provided to LICENSEE, and for similar volumes of distributed Run-Time Software, LICENSEE's royalty pricing shall be automatically amended and revised without further action of the parties, commensurate with such royalty pricing, and effective as of the effective date of such royalty pricing.


ARTICLE XIV:  MISCELLANEOUS


14.1. This Agreement shall be deemed to have been entered into and shall be construed, governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of law.

14.2. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.3. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms of this Agreement or to exercise any right hereunder, shall not be construed as a waiver of the future performance of any such term or the future exercise of such right.

14.4.  Whenever any  occurrence  (e.g. an event of force majeure) is delaying or


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

       threatens  to  delay  either  party's  timely   performance   under  this
       Agreement, such party will promptly give notice thereof, including all relevant information with respect thereto, to the other party.

14.5. It is hereby agreed that the rights and obligations of the parties hereto contained in Articles VII, VIII, IX, XI and the Addenda referenced therein, shall survive and continue after any termination or cancellation of this Agreement and shall bind the parties, their successors, their assigns and their legal representatives.

14.6 LICENSEE shall not export or transfer, whether directly or indirectly, any part of the Software to any country without first complying strictly and fully with all export controls that may be imposed on such products by the United States government or any other applicable country or organization of nations. LICENSEE shall obtain all necessary governmental consents before distributing any Run-Time Software. LICENSEE will comply, at its own expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department or agency which apply to or result from LICENSEE's obligations under the Agreement.

14.7. This Agreement sets forth and shall constitute the entire agreement between LICENSEE and LICENSOR with respect to the subject matter thereof, and shall supersede any and all prior agreements, understandings, promises and representations made by one party to the other concerning the subject matter herein and the terms and conditions applicable thereto. This Agreement may not be released, discharged, supplemented, interpreted, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto as is specially provided elsewhere in this Agreement.

14.8. In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create the relationship of partner or of employer and employees between the parties. At no time shall either party act as an agent for or make commitments for or in the name of the other party.

14.9. LICENSEE may assign or sublicense the license rights granted hereunder to LICENSEE's affiliates. LICENSEE is not allowed to assign the license rights granted hereunder to any other party without LICENSOR's prior written consent, which shall not be unreasonably withheld or delayed.

14.10. All notices under this Agreement shall be sent to the address here above mentioned. All such notices shall be deemed to be received by the other party three (3) days after the postal date or on the date of signature of the receipt of delivery by a courier mail company.

14.11. The Addenda referenced in this Agreement, and the specifications referenced therein, as well as other documentation referenced in this Agreement which define the obligations of the parties, are a part of this Agreement with the same force and effect as if fully set forth herein.





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


                                   ADDENDUM A

                                    SOFTWARE



1. Software.

       1.1. The Development Software, having the following reference:


                  Software and/or tools used to develop PowerScribe.

       1.2. Both parties agree that LICENSOR shall deliver on a regular basis all available updates and upgrades of the Development Software to LICENSEE, being at least once every six (6) months.


2. Interface to LICENSOR's Source Code and Tools.

       2.1. LICENSOR will provide LICENSEE with linguistic tools to modify rules in the lexicons and build subject specific dictionaries. Additionally, LICENSOR will provide LICENSEE with all existing and future API's, required to interface LICENSEE's technology with LICENSOR's technology. LICENSOR will provide any necessary technical support requiring interface with LICENSOR's source code.

       2.2. LICENSOR shall provide LICENSEE with necessary assistance, training and support by its technical staff, to enable LICENSEE to use the above mentioned interfaces, API's and tools to incorporate the Run-Time Software in its applications.



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



                                   ADDENDUM B
                             DESIGNATED APPLICATION

Designated Application

 The Run-Time Software will be incorporated into the following application(s):

                  Applications using Powerscribe within the healthcare market.



Both parties agree that if future applications incorporating the Run-Time Software are developed by LICENSEE, such applications will be added to this Agreement.






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



                                   ADDENDUM C
                           POWERSCRIBE ROYALTY PRICING


1.     Royalties
           a)     LICENSEE shall pay to LICENSOR royalties as follows:

               Four Hundred U.S.  dollars  ($400),  or amount as adjusted  under
               Article 13.1 (Most Favored Nations), per station.


       b) LICENSEE will provide LICENSOR with calendar quarterly reports showing the quantity of royalty-bearing copies of the Designated Application shipped and/or distributed hereunder, commencing three
           (3) months after first shipment. These quarterly reports shall be provided to LICENSOR within thirty (30) days after each quarter. LICENSEE shall at the same time pay the amount of royalties due to LICENSOR for all such royalties due. All amounts are payable in U.S. dollars.

       c) LICENSEE shall keep a separate register in which it shall record the exact number of royalty- bearing copies, as well as the type of the Designated Application incorporating the Run-Time Software and any other information relevant for determining the amounts of royalties payable.

           LICENSOR shall have the right, at LICENSOR's expense (except as noted below), to conduct an audit of LICENSEE's records relative to the performance of this Agreement during normal business hours upon reasonable notice to LICENSEE, no more than once yearly. Such audit shall be conducted by a mutually acceptable auditing firm, independent from the parties.

           In the event such audit reveals an underpayment to LICENSOR, LICENSEE shall pay LICENSOR such underpayment within thirty (30) days, as well as the audit costs. Those audit costs shall only be paid by LICENSEE if the underpayment is greater than ten percent (10%) of the annual royalties for the relevant year.

                                   ADDENDUM D
                         SUPPORT DURING WARRANTY PERIOD



1. LICENSOR's contact information for technical support during the warranty period will be:

         tel:                                          fax:

         e-mail address:


2. LICENSOR's normal business hours are as follows (Eastern Time):

         Monday: 8.30 - 5.30
         Tuesday: 8.30 - 5.30
         Wednesday: 8.30 - 5.30
         Thursday: 8.30 - 5.30
         Friday: 8.30 - 5.30

3. The current legal holidays are as follows:

         U.S.A.:

           Date                  Holiday
Thursday, January 1          New Year's Day
Monday, February 16          President's Day
Monday, April 20             Patriot's Day
Monday, May 25               Memorial Day
Friday, July 3               Independence Day
Monday, September 7          Labor Day
Monday, October 12           Columbus Day
Thursday, November 26        Thanksgiving Day
Friday, November 27          Day after Thanksgiving
Friday, December 25          Christmas


4. LICENSEE shall contact the above mentioned persons of LICENSOR's personnel via the telephone and fax numbers mentioned here above or as otherwise provided, to request for the technical support services as described in
    Article V of this Agreement. LICENSOR's technical support personnel will provide LICENSEE with a resolution within a reasonable period of time according to the request and the difficulty of the problem.

If LICENSEE is willing to receive more and/or other technical support during the warranty period, or wishes to expand the technical support after the warranty period, LICENSEE has to enter into a separate maintenance and support agreement with LICENSOR.

                                   ADDENDUM E

                              HANDWRITING SOFTWARE



1. Software

       1.1. The Software, having the following reference:


                           Software   and/or  tools  used  to  develop   Allegro
handwriting software.

       1.2. Both parties agree that LICENSOR shall deliver on a regular basis all available updates and upgrades of the Allegro Software to LICENSEE, being at least once every six (6) months.


2. Interface to LICENSOR's Source Code and Tools.

       2.1. LICENSOR will provide LICENSEE with tools to modify and build subject Designated Applications. Additionally, LICENSOR will provide LICENSEE with all existing and future API's, required to interface LICENSEE's technology with LICENSOR's technology. LICENSOR will provide any necessary technical support requiring interface with LICENSOR's source code.

       2.2. LICENSOR shall provide LICENSEE with necessary assistance, training and support by its technical staff, to enable LICENSEE to use the above mentioned interfaces, API's and tools to incorporate the Run-Time Software in its applications.




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

                                   ADDENDUM F
                             ALLEGRO ROYALTY PRICING

1.     Royalties

a) For sales of Designated Applications including Development Software pursuant to Addendum E, LICENSEE shall pay to LICENSOR royalties according to the following schedule, or an amount as adjusted under
           Article 13.1 (Most Favored Nations):

          7% of cumulative Net Revenues for sales up to the first one million U.S. dollars ($1,000,000).

          6% of cumulative Net Revenues for sales between one million U.S. dollars ($1,000,000) and two million U.S. dollars ($2,000,000).

          5% of cumulative Net Revenues for sales between two million U.S. dollars ($2,000,000) and three million U.S. dollars ($3,000,000).

          4% of cumulative Net Revenues for sales between three million U.S. dollars ($3,000,000) and four million U.S. dollars ($4,000,000).

          3% of cumulative Net Revenues for sales in excess of four million U.S. dollars ($4,000,000).

       For purposes hereof "Net Revenues" means all revenue received from the commercialization, license and distribution or other exploitation of the Allegro Software, provided however, Net Revenues shall exclude (a) any government taxes or levies collected from customers with respect to sales which are to be paid over to any applicable governmental authority (including without limitation excise, import and export taxes), (b) any cost of packing, shipment and delivery, including without limitation, all freight charges, freight forwarding fees, customs fees and insurance premiums, (c) any amounts for maintenance and service of the technology or service which are billed to customers separately from billing for sale or licensing of the product or technology, (d) any amount received in connection with the sale, license or other disposition of the product or technology which is refunded to the customer, or which is treated by the licensee as uncollectible on its financial statements, (e) usual trade discounts or allowances actually allowed, including advertising allowances, or (f) any other amounts agreed to in writing by the Parties.

       b) LICENSEE will provide LICENSOR with calendar quarterly reports showing the quantity of royalty-bearing copies of the Designated Application shipped and/or distributed hereunder, commencing three
           (3) months after first shipment. These quarterly reports shall be provided to LICENSOR within thirty (30) days after each quarter. LICENSEE shall at the same time pay the amount of royalties due to LICENSOR for all such royalties due. All amounts are payable in U.S. dollars.

       c) LICENSEE shall keep a separate register in which it shall record the exact number of royalty- bearing copies, as well as the type of the Designated Application incorporating the Run-Time Software and any other information relevant for determining the amounts of royalties payable.

           LICENSOR shall have the right, at LICENSOR's expense (except as noted below), to conduct an audit of LICENSEE's records relative to the performance of this Agreement during normal business hours upon


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

           reasonable notice to LICENSEE,  no more than once yearly.  Such audit
           shall  be  conducted  by  a  mutually   acceptable   auditing   firm,
           independent from the parties.

           In the event such audit reveals an underpayment to LICENSOR, LICENSEE shall pay LICENSOR such underpayment within thirty (30) days, as well as the audit costs. Those audit costs shall only be paid by LICENSEE if the underpayment is greater than ten percent (10%) of the annual royalties for the relevant year.